CONSENT OF DECHERT LLP
We consent to the filing of our tax opinions as exhibits to the Registration Statement on Form N-14 of John Hancock Variable Insurance Trust to be filed with the Securities and Exchange Commission on or about January 13, 2012 and to the references made to our Firm therein and in any amendments thereto.
/s/ Dechert LLP
Dechert LLP
200 Clarendon Street, 27th Floor
Boston, Massachusetts 02116
January 13, 2012